Exhibit 10.1

Consultancy Agreement

    This Consultancy Agreement: (hereinafter referred to as “Agreement") is made and entered into by and between CHINA DIGITAL IMAGE ORGANIZATION CO., LIMITED (hereinafter referred to as “Party A", address: Room 170(128), 17/F, Henan Building, No.90, .Jaffe Road, Wanchai, Hong Kong) and WELL TREND CONSULTANTS LIMITED (hereinafter referred to as “Party B”, address: Room 801, Enterprises Building 228-239, Queen's Road Central, Hong Kong) on September 25, 2010 (the above two parties are hereinafter referred to collectively as "Party A and Party B").

The following articles of the Agreement are concluded in accordance with the joint warrants of Party A and Party B:

Article I   Basic Principles

Party A decides to appoint Party B as its financial consultant for corporate governance and  overseas listing and gives Party B full authority to manage all the matters related to the corporate governance and overseas listing of Party B, and Party B will act as Party A's financial consultant in the form of independent contractor. The contractual relationship does not constitute an employer-employee relationship.

Article 2 Validity

The liabilities of both parties hereunder will be in force for three years since being signed by both parties hereto.  Where both parties hereto agree to renew the Agreement upon the expiration of such period of validity, an agreement will be concluded otherwise.

Article 3 Representation and Warrants

(l)      Representation and warrants of Party A

1.      Party A represents that it has full rights and competence to conclude the Agreement;

2.      Party A represents that it has full competence to perform the Agreement;

3.	Party A warrants that any and all data and documents provided by it in accordance with the Agreement are complete, true and valid and will not result any misleading.

(II)           Representation and warrants of Party B

l.      Party B represents that it has full rights and competence to conclude the Agreement;

2.      Party B represents that it hasfull competence to perform the Agreement;

3.	Party B warrants that any and all data and documents provided by it in accordance with the Agreement are complete, true and valid and will not result any misleading.

Article 4 Responsibilities and Obligations of Both Parties

(I)      Responsibilities and obligations of Party A

1.
Providing promptly the documents, data and information necessary for Party B's work and guaranteeing the truth, accuracy and completeness of the same; Party B will not assume any and all legal and/or economic liabilities arising out of the incompletion and/or inaccuracy of the aforesaid documents and data;

2.	Providing Party B with necessary manpower and facilities;

3.	Handling all legal and relevant procedures for restructuring and reorganization and undertaking its expenses;

4.	Preparing corporate popularization and introduction documents, such as English business plan;

5.      Assisting fully Party B in preparing listing documents;

6.      Party A shall pay consultancy fees to Party B on schedule in accordance with Article 5 hereof.

(II)           Responsibilities and obligations of Party B

1.      Corporate governance

(1)      Due diligence and concrete analysis;

(2) Designing whole set of listing proposal subject to the actual conditions of Party A;

(3) Assisting Party A in registering overseas company, completing restructuring, reorganization and asset consolidation and rationalizing legal structure and equity structure;

(4) Directing Party A to sort out accounts according to the requirements of capital market to make the same meet overseas accounting standards;

(5) Directing Party A to establish internal control system to meet the requirements of internal control;

(6) Assisting Party A in setting up independent director, audit committee and general meeting of shareholders, etc.;

(7) Introducing other legal intermediary institutions, such as accounting firm and law firm;

(8) Assisting Party A's communication and cooperation with other intermediary institutions.

2.      Listing in America

(1)	Assisting Party A in revising company propaganda materials, such as Chinese and English slides, leaflet, brief introduction and websites;

(2)	Assisting accountants in completing audit work in accordance with USGAAP (US Generally Accepted Accounting Principles);

(3)	Providing appropriate shell resources conforming to laws and regulations of US Securities and Exchange Commission;

(4)
Assisting Party A in negotiating with shareholders or shell companies over acquisitions and handling relevant legal procedures about acquisitions, and guaranteeing Party A has absolute controlling interest and decision-making power;

(5)      Assisting Party A in preparing the documents for reporting listing;

(6)      Listing trading.

Article 5 Payment of Remuneration

Party A and Party B agree to pay remuneration by the following way:

In consideration of the consultancy services provided by Party B under the Agreement, Party A will, after the listing of Party A’s company, give ordinary shares to Party B according to 9% of the total shares issued by the listed company.

Article 6 Exclusivity

Party B will act as Party A's exclusive financial consultant of corporate governance and overseas listing and the period of exclusivity will last until two years after listing of Party A from the date of signing this Agreement. During this period of exclusivity, any consultants engaged or similar service agreements or contracts signed by Party A shall be terminated in real time; in case any such consultants or agreements or contracts needs continuing, Party A shall obtain Party B's consent.  Party B will by no means be liable for or assume any liabilities which have occurred while any other consultant provided its consultancy services previously or may occur due to such previous consultancy services.

Article 7 Management Powers

Party B has no management powers over Party A's employees, and vice versa. Party B will act as Party A's independent contractual consultant, and Party A shall, at the time when Party B provides financial consultancy services to Party A, have absolute decision-making power over its own financial issues. Party B will not be involved in Party A's business management and Party A may not shift to Party B its financial liabilities and decision-making.

Article 8   Quality of Services

Party B and Party A will decide the time and quality of the services to be provided through negotiation and according to actual conditions. Party B may provide consultancy services to other companies or individuals while providing services to Party A.

Article 9 Confidentiality

    Without any prior consent of the other party, neither party hereto may disclose to any third party any written or oral information related to the trading of both parties hereto, including without limitation letter, fax and contract, or the other party reserves the right to prosecute. The specific provisions are subject to the confidentiality agreement signed otherwise by and between both parties hereto.

Article 10 Headings

Any and all headings used for the provisions hereof is for reference only and will not impact the meanings and interpretation of all provisions hereof.

Article l1 Compensation

In case of execution of any legal proceedings due to the performance or interpretation of any provision hereunder, the winning party shall be paid relevant legal fees and other expenses or other payable compensation.

Article l2 Applicable Laws

The Agreement is governed by the laws of the People's Republic of China.

Article 13   Bing Effect

The Agreement shall, to the extent which is specified herein, be legally binding upon Party A and Party B and any and all successors, executors, estate administrators, legal representatives, assignees and consignors of both parties.

Article 14   Legal. Meanings

If one or more provisions of the Agreement become invalid, unlawful or unenforceable, the validity of any other provisions hereof will not be impacted and the Agreement shall be performed in accordance with the remaining valid provisions.

Article 15   Miscellaneous

1.
The Agreement may not be altered, modified or amended. In case of special circumstances, a supplementary agreement may be signed by and between both parties hereto and such supplementary agreement shall be of the same legal force with this Agreement;

2.	The Agreement will come into force since being signed by the authorized representatives of both parties;

3.
All disputes between both parties arising out of the performance of the Agreement shall be settled by both parties through amicable negotiation; in case no settlement can be reached, either party may submit such disputes to Shenzhen Arbitration Committee for arbitration;

4.	This Agreement is in four originals of equal legal force, two for each party.

Party A: Authorized Representive: Signature:	Party B: Authorized Representive: Signature: